Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES EXCHANGE OFFER
RELATING TO ITS 8.50% SENIOR NOTES DUE 2010
Las Vegas, Nevada — August 27, 2009 — MGM MIRAGE (NYSE: MGM) announced today the commencement of an offer to eligible holders to exchange a portion of the $782 million in aggregate outstanding principal amount of its 8.50% Senior Notes due 2010 (the “Existing Notes”) for up to $500 million of 10.00% Senior Notes due 2016 (the “New Notes”). The complete terms and conditions of the exchange offer are set forth in a confidential offering memorandum dated August 27, 2009 and the related letter of transmittal. The following is a brief summary of the key elements of the exchange offer:
•	The exchange offer will expire at 11:59 p.m., New York City time, on September 24, 2009, unless extended by us.

•	For each $1,000 principal amount of Existing Notes validly tendered and accepted, the holder will receive $1,175 principal amount of New Notes, of which $50 in principal amount of New Notes constitutes an early participation payment that will be paid only with respect to Existing Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on September 10, 2009 (the “Early Participation Date”).

•	Holders who validly tender after the Early Participation Date will not receive the early participation payment.

•	Tenders of Existing Notes in the exchange offer may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on September 10, 2009. Existing Notes tendered after 5:00 p.m., New York City time, on September 10, 2009 may not be withdrawn, except where additional withdrawal rights are required by law.

•	If the exchange offer is oversubscribed, Existing Notes validly tendered and not validly withdrawn will be subject to proration, with priority of acceptance given to Existing Notes tendered on or prior to the Early Participation Date.

•	Subject to proration and the terms and conditions of the exchange offer, promptly following the Early Participation Date, the Company will promptly accept, and issue New Notes in exchange for, the Existing Notes validly tendered and not validly withdrawn on or prior to the Early Participation Date.

•	With respect to Existing Notes validly tendered and accepted in the exchange offer, the Company will pay accrued and unpaid interest on such Existing Notes from the last applicable interest payment date up to but excluding the applicable settlement date.

•	The New Notes will mature on September 15, 2016 and will bear interest at a rate of 10.00% per annum.

•	The New Notes will be general senior unsecured obligations of the Company, guaranteed by substantially all of the Company’s subsidiaries, which also guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future indebtedness of the Company and each guarantor.

•	The Company will not receive any cash proceeds from the exchange offer.
The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The exchange offer is being made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The exchange offer is made only by, and pursuant to, the terms set forth in the offering memorandum and the accompanying letter of transmittal, and the information in this press release is qualified by reference to the offering memorandum and the accompanying letter of transmittal. Subject to applicable law, the Company may amend, extend or terminate the exchange offer.

Documents relating to the exchange offer will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Holders who desire a copy of the eligibility letter should contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM